EXHIBIT 99.2
To assist investors in assessing 4Q25 results, the following disclosures have been made available in the 8-K filing:
4Q25 INVESTOR RELATIONS DATA SUMMARY (PAGE 1 of 2)

Effective Income Tax Rate	4Q25	3Q25	2Q25	1Q25
Effective Income Tax Rate, %	21%	32%	34%	34%

Common Shares Outstanding, millions	4Q25	3Q25	2Q25	1Q25
At quarter end	4,179	4,217	4,263	4,310
Weighted-average - assuming dilution	4,238	4,285	4,331	4,372

Upstream Volume Driver Analysis, koebd	4Q25 vs 3Q25		2025 vs 2024
Prior Period	4,769		4,333
Entitlements - Net Interest	8		(33)
Entitlements - Price / Spend / Other	61		45
Government Mandates	—		(1)
Divestments	(13)		(133)
Growth / Other	163		525
Current Period	4,988		4,736

Upstream Realization Data	4Q25	3Q25	2Q25	1Q25
United States
ExxonMobil
Crude ($/b)	58.57	63.56	62.58	69.41
Natural Gas ($/kcf)	1.75	2.36	2.41	3.38

Marker Benchmarks
WTI ($/b)	59.23	65.03	63.87	71.46
Henry Hub ($/mbtu)	3.55	3.07	3.44	3.65

Non-U.S.
ExxonMobil
Crude ($/b)	57.46	62.58	62.01	68.12
Natural Gas ($/kcf)	9.60	9.62	10.23	10.17

Marker Benchmarks
Brent ($/b)	63.69	69.07	67.82	75.66
TTF ($/mbtu)	10.77	11.75	12.40	14.64

The above numbers reflect ExxonMobil’s current estimate of volumes and realizations given data available as of the end of the fourth quarter of 2025. Volumes and realizations may be adjusted when full statements on joint venture operations are received from outside operators. ExxonMobil management assumes no duty to update these estimates.

Product Solutions Marker Benchmark Data	4Q25	3Q25	2Q25	1Q25
Energy Products
Indicative Refining Margin ($/b)	18.3	17.5	13.6	11.5

Chemical Products
North American Polyethylene ($/T)	759	812	821	879
Asia Pacific Polyethylene ($/T)	822	840	837	856
Asia Pacific LVN ($/T)	564	588	576	658
USGC Ethane ($/T)	196	171	178	202

The above markers reflect the average prices from the quarter. Indicative Refining Margin, NA PE, AP PE, AP LVN, and USGC Ethane from Platts, part of S&P Global Commodity Insights. NA PE, AP PE, AP LVN, and USGC Ethane historical prices were updated to reflect simple averages. Marker associated sensitivities developed for forward-looking analysis and in relation to full-year results. For any given period, the accuracy of the earnings sensitivity will be dependent on the price movements of individual types of crude oil, natural gas, or products, results of trading activities, project start-up timing, maintenance timing, taxes and other government take impacts, price adjustment lags in long-term gas contracts, and crude and gas production volumes. Accordingly, changes in benchmark prices only provide broad indicators of changes in the earnings experienced in any particular period. Refer to "Modeling Toolkit" tab on the Investor Relations page of our website at www.exxonmobil.com for more information.

	EXHIBIT 99.2
4Q25 INVESTOR RELATIONS DATA SUMMARY (PAGE 2 of 2)
Natural gas sales, mcfd ¹	2025	2024	2023
United States	6,466	5,602	4,656
Canada/Other Americas	20	105	88
Europe	3,369	2,847	2,521
Africa	113	150	128
Asia/Middle East	4,113	3,735	3,497
Australia/ Oceania	1,021	1,043	1,119
Worldwide natural gas sales	15,102	13,483	12,009

[1] Natural gas sales include 100 percent of the sales of ExxonMobil and majority-owned affiliates and ExxonMobil’s ownership of sales by companies owned 50 percent or less. Numbers include sales of gas purchased from third parties.

Refining capacity, and utilization ²	2025	2024	2023
Average refining capacity, kbd ³
United States	1,967	1,964	1,940
Canada	434	434	433
Europe	1,076	1,196	1,315
Asia Pacific	659	659	770
Other	200	200	200
Worldwide average refining capacity	4,336	4,453	4,658

Utilization of refining capacity, %
United States	98	95	95
Canada	93	92	94
Europe	93	87	89
Asia Pacific	70	65	65
Other	94	83	75
Worldwide utilization of refining capacity	92	88	87

[2] Excludes refining capacity for a minor interest held through equity securities in the Laffan Refinery in Qatar, for which results are reported in the Upstream segment.
[3] Refining capacity is the stream-day capability to process inputs to atmospheric distillation units under normal operating conditions, less the impact of shutdowns for regular repair and maintenance activities, averaged over an extended period of time. These annual averages include partial-year impacts for capacity additions or deletions during the year. Any idle capacity that cannot be made operable in a month or less has been excluded. Capacity volumes include 100 percent of the capacity of refinery facilities managed by ExxonMobil or majority-owned subsidiaries. At facilities of companies owned 50 percent or less, the greater of either that portion of capacity normally available to ExxonMobil or ExxonMobil’s equity interest is included.

Throughout this press release, both Exhibit 99.1 as well as Exhibit 99.2, due to rounding, numbers presented may not add up precisely to the totals indicated.